EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Curtiss-Wright Corporation and subsidiaries and the effectiveness of Curtiss-Wright Corporation’s and its subsidiaries internal control over financial reporting dated February 22, 2018, appearing in the Annual Report on Form 10-K of Curtiss-Wright Corporation for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 26, 2018